Exhibit 99.2



From:    Michael Willner

Date:    March 7, 2005

Re:      Proposed Transaction Involving Insight Communications

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As you may have heard, Sid Knafel (Chairman of Insight's Board of Directors) and
The Carlyle Group (a private investment firm) and I have proposed a transaction that would make Insight Communications Company, Inc. a private company.

Under the proposal, a new company would be established to acquire all of the outstanding publicly held Class A shares of Insight from its current shareholders. At this time, the conversion to a private company is merely a proposal and will need to be approved by the Board of Directors of the Company and a special committee of the Board in consultation with its advisors. The transaction will also need to comply with a wide variety of legal requirements. The entire process will take several months. You can expect that you will receive further information regarding the transaction as we move forward.

You should be aware that being a private company will not change Insight's business. Current management will not change and Sid Knafel and I will continue to control the company. As a private company, Insight will continue to strive to provide great customer service and state-of-the-art products to its subscribers. This transaction should create no distractions in running our business nor will it cause any changes in your jobs.

As you know, many Company employees have been given the opportunity to acquire company stock either through compensation plans or under the 401(k) plan. As part of the conversion to a private company, there will need to be some adjustments to these plans as they will operate somewhat differently. We will be providing you with additional details regarding these changes as we move forward.

We expect that a Hotline will be established to help answer your questions and will provide you with information regarding the Hotline shortly. You are urged to read relevant documents as filed by Insight Communications with the Securities and Exchange Commission (SEC) when such documents become available because they will contain important information. You may obtain a free copy of the relevant documents as filed by Insight Communications (when and if available) and other documents filed by Insight Communications and the Controlling Shareholders and The Carlyle Group at the SEC's web site at WWW.SEC.GOV.

We look forward to a bright future at Insight.